Exhibit 4.1

FRANCISCO V. AGUILAR
NEVADA SECRETARY of STATE

Filed in the Office of	Record Number E0625902014-3
FVA	Filing Number F202610211508
Secretary of State State Of Nevada	Filed On 10/20/2026 02:20 PM
	Number of Pages 4

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955

☐ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☒ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity as on file with the Nevada Secretary of State: American Rebel Holdings, Inc. Entity or Nevada Business Identification Number (NVID): NV20141763365
2. Effective Date and Time: (Optional)	Certificate of Designation or Amendment to Designation Only Date: Time: Effective date is not to exceed 90 days of the filing date of this form. If left blank, this form will be effective upon filing with the SOS. If you select a later effective date but the effective time is left blank, the effective time will be at 12:01 Pacific time on the specified date.
3. Class or Series of Stock Being Designated or Amended:	Enter the name of the class or series of stock being designated or amended: Series D Convertible Preferred Stock Enter the number of shares being designated: N/A
4. Stock Class or Series Amendment:	☐ Certificate of Amendment to Designation - Before Issuance of Class or Series As of the date of this certificate, no shares of this class or series of stock has been issued.
	☒ Certificate of Amendment to Designation - After Issuance of Class or Series Unless the governing documents say otherwise, the board may amend a class or series of stock only with required stockholder approval. Stockholders holding a majority of the voting power must approve the amendment, unless a higher percentage is required. Approval must include: • Shareholders of the stock being changed • Shareholders of any stock with a higher payout priority if the company dissolves, even if those shareholders normally do not have voting rights. Class or Series Name After Amendment: Enter "N/A" if the name is not changing. N/A Number of Shares After Amendment: 454,389 outstanding

You must include the filing fee with this form. The filing fee is $175.00.

FRANCISCO V. AGUILAR
NEVADA
SECRETARY of STATE

401 North Carson Street Carson City, Nevada 89701-4201
(775) 684-5708

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

Certificate of Designation
Certificate of Amendment to Designation - Before Issuance of Class or Series
Certificate of Amendment to Designation - After Issuance of Class or Series
Certificate of Withdrawal of Certificate of Designation

5. Resolution: Complete for Certificate of Designation and Amendment to Designation	Pursuant to the articles of incorporation and by resolution of the board of directors, this certificate establishes or amends the voting powers, designations, preferences, limitations, restrictions, and relative rights of the class or series of stock described below. The Amended Certificate of Designation adds a new Section 7 adding a Beneficial Ownership Limitation as set forth on Exhibit A attached hereto. SEE ATTACHED Attach additional page(s) if necessary.
6. Withdrawal: Pursuant to 78.1955(6)	Designation being withdrawn: Date of designation: As of the date of this filing, no shares of this class or series of stock has been issued for the above certificate of designation. This certificate authorized the withdrawal of the designation by resolution of the board of directors described below: Attach additional page(s) if necessary.
7. Signature: (Required)	Declaration under penalty of perjury: The organization acknowledges that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing with the Office of the Secretary of State. This form must be signed by an officer of the corporation (a natural person, not an entity). Charles A. — Print First Name Ross, Jr. — Print Last Name CEO — Print Title Signed by: Charles A Ross Jr X C1FC803AF43C419 Signature of Officer 10/20/2026 Date

You must pay the appropriate fee of $175.00 with this filing.

AMENDMENT TO
CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF SERIES D CONVERTIBLE PREFERRED STOCK

of

American Rebel Holdings, Inc.
a Nevada corporation

Pursuant to Chapter 78 of the Nevada Revised Statutes

The undersigned, Charles A. Ross, Jr., hereby certifies that:

1. He is the duly elected Chief Executive Officer of American Rebel Holdings, Inc., a Nevada corporation ("Corporation").

2. A resolution was adopted and approved by a super majority of the Corporation's holders of Series D Convertible Preferred Stock by written consent dated October 13, 2026 authorizing and approving the Amendment to the Certificate of Designations of Preferences and Rights of Series D Convertible Preferred Stock of the Corporation set forth on Exhibit A attached hereto.

3. A resolution was adopted and approved by the Board of Directors of the Corporation on October 16, 2026 authorizing and approving the Amendment to the Certificate of Designations of Preferences and Rights of Series D Convertible Preferred Stock of the Corporation set forth on Exhibit A attached hereto.

4. The Amended Certificate of Designation adds a new Section 7 adding a Beneficial Ownership Limitation as set forth on Exhibit A attached hereto.

IN WITNESS WHEREOF, the undersigned does hereby execute this Certificate, and does hereby acknowledge that this instrument constitutes his act and deed and that the facts stated herein are true.

American Rebel Holdings, Inc.

By: ______________________
Name: Charles A. Ross, Jr.
Title: Chief Executive Officer
Dated: October 17, 2026

Exhibit A –

7. BENEFICIAL OWNERSHIP LIMITATION. Notwithstanding anything to the contrary contained in this Certificate of Designation, the Company shall not effect any conversion of the Series D Preferred Stock, and a Holder shall not have the right to convert any portion of the Series D Preferred Stock, to the extent that, after giving effect to the conversion set forth in the applicable notice of conversion, the Holder, together with the Holder's Affiliates and Attribution Parties, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the shares of Common Stock issuable pursuant to the conversion with respect to which the determination is being made, but shall exclude shares of Common Stock that would be issuable upon conversion or exercise of the remaining, unconverted or unexercised portion of securities of the Company beneficially owned by the Holder or its Affiliates or Attribution Parties that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. Any conversion requested in excess of this limitation shall be ineffective solely to the extent of such excess, and the affected Series D Preferred Stock shall remain outstanding. The Company may rely on the Holder's representations in the applicable notice of conversion absent actual knowledge to the contrary. This provision shall be interpreted and implemented to give effect to the foregoing 4.99% limitation.